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Exhibit 7(g)
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                    [LETTERHEAD OF SCHIFF HARDIN & WAITE]


                              April 30, 1997

VIA FAX THEN U.S. MAIL
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Thomas C. Erb, Esq.
Lewis, Rice & Fingersh
611 Olive Street, Suite 1400
St. Louis, Missouri 63101

      Re:   Illini Corporation

Dear Mr. Erb:

      We have recently been retained by Illini Corporation to replace Heyl, Royster, Voelker & Allen as the company's corporate counsel. We are in the process of reviewing files, consulting with management and otherwise familiarizing ourselves with the company. In this regard, the company has made us aware of your letter dated February 6, 1997 on behalf of Mae Noll. As I believe you know, the company has retained Robert W. Baird & Co. Incorporated to assist the company in its review of the matters raised in your letter. We will also be providing the company our legal advice with respect to those matters.

      After the company has received Baird's report, we will contact you to discuss the resolution of the issues raised in your letter and any other differences between the company and Mae Noll. I will look forward to speaking with you then.

                                    Sincerely,

                                    /s/ Theodore L. Eissfeldt

                                    Theodore L. Eissfeldt

TLE/pw
cc:   Mr. Burnard K. McHone